Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-60203 on Form S-8 of Abercrombie & Fitch Co. of our report dated June 24, 2005, relating to the statements of net assets available for benefits of the Abercrombie & Fitch Co. Savings and Retirement Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules of Schedule H, line 4i-schedule of assets held at end of year as of December 31, 2004 and of untimely remittance of participant contributions for the year ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of the Abercrombie & Fitch Co. Savings and Retirement Plan.

/s/ Ary, Roepcke & Mulchaey, P.C.

Columbus, Ohio
June 28, 2005

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